Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended June 30, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 27, 2010--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), today reported a net loss for the second quarter of 2010 of $90.6 million, or $(1.05) per diluted share, compared to a net loss of $107.0 million, or $(1.22) per diluted share for the first quarter of 2010 and a net loss of $78.7 million, or $(1.03) per diluted share for the second quarter of 2009. The provision for loan and lease losses for the second quarter of 2010 was $146.8 million, down 14% from $171.0 million for the first quarter of 2010 and down 38% from $235.2 million for the second quarter of 2009. The lower provision compared to the first quarter of 2010 was mainly a result of reduced net charge-offs, improved delinquency trends, lower charges to specific reserves for impaired loans and loan portfolio deleverage. Net loss for the six-month period ended June 30, 2010 was $197.6 million, or $(2.27) per diluted share, compared to a net loss of $56.8 million, or $(0.95) per diluted share for the same period in 2009.

Total assets decreased by $734.9 million to $18.1 billion as of June 30, 2010 from $18.9 billion as of March 31, 2010. Non-accrual loans decreased by $88.7 million, or 5%, to $1.55 billion as of June 30, 2010 from $1.64 billion as of March 31, 2010. Meanwhile, the allowance to total loans ratio increased to 4.83% as of June 30, 2010 from 4.33% as of March 31, 2010.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “The results for the second quarter continue to reflect the challenging market conditions in which we operate. Total non-performing loans, the provision for loan and lease losses, net charge-offs and delinquencies all showed improvements during the period, as the management team continues to focus on improving asset quality. However, much work remains ahead towards reducing non-performing assets and improving returns on the loan portfolios.”

Mr. Alemán continued, “In the past several months, the Corporation made great progress in the execution of its capital strategies. We announced an agreement with the U.S. Treasury to convert its preferred stock into common stock in a two-step process, subject to various conditions, as well as the commencement of a preferred stock exchange offer. The management team and the Board of Directors will continue to work on the execution of its capital plan.

“While the banking landscape in Puerto Rico has changed with the recent industry consolidation, First BanCorp remains the second largest financial holding company on the Island. Although the local economy still has challenges and the Corporation must continue to overcome several obstacles, we seek to keep this leadership position,” concluded Mr. Alemán.

2010 SECOND QUARTER VERSUS 2010 FIRST QUARTER

Net Interest Income

Compared with the first quarter of 2010, net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), decreased $2.9 million, or 2%. Net interest income excluding valuations and net interest income on a tax-equivalent basis are non-GAAP measures (see Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with generally accepted accounting principles in the United States of America (GAAP) to net interest income, excluding valuations, and to net interest income on a tax-equivalent basis and net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Net interest income - GAAP	$119,062	$116,863	$131,014	$235,925	$252,612
Unrealized (gain) loss on derivative instruments and liabilities measured at fair value	(3,409)	1,733	(2,396)	(1,676)	(6,031)
Net interest income excluding valuations	115,653	118,596	128,618	234,249	246,581
Tax-equivalent adjustment	7,222	9,912	13,933	17,134	28,381
Net interest income on a tax-equivalent basis excluding valuations	$122,875	$128,508	$142,551	$251,383	$274,962

Average interest-earning assets	$18,511,742	$19,096,056	$19,561,512	$18,802,201	$19,197,699

Net interest spread - GAAP	2.31%	2.19%	2.36%	2.25%	2.30%
Net interest spread excluding valuations	2.22%	2.24%	2.31%	2.23%	2.23%
Net interest spread on a tax-equivalent basis excluding valuations	2.38%	2.45%	2.60%	2.41%	2.53%

Net interest margin - GAAP	2.58%	2.48%	2.69%	2.53%	2.65%
Net interest margin excluding valuations	2.51%	2.52%	2.64%	2.51%	2.59%
Net interest margin on a tax-equivalent basis excluding valuations	2.66%	2.73%	2.92%	2.70%	2.89%

The decrease in net interest income was mainly related to a lower volume of average interest-earning assets resulting from the Corporation’s strategy to deleverage its balance sheet to preserve its capital position, partially offset by the benefit of lower deposit pricing, the slowdown of loans entering into non-accrual status and loan pricing improvements.

The average volume of interest-earning assets decreased from the March 31, 2010 quarter by $584.3 million, driven by a $543.7 million reduction in the average volume of loans. The average volume of all major loan categories, in particular the average volume of commercial loans, decreased from the first quarter of 2010. The average volume of commercial loans decreased by approximately $453.7 million reflecting both pay-downs and charge-offs, in particular repayments of approximately $578 million on credit facilities extended to the Puerto Rico Government and/or political subdivisions. The average volume of construction loans decreased by $38.1 million mainly due to charge-offs. Average total consumer loans (including finance leases) decreased by $45.6 million mainly as a result of repayments and charge-offs that exceeded new loan originations. The average volume of residential mortgage loans decreased by $6.2 million mainly due to pay downs, charge-offs, securitizations and sales of loans, partially offset by new loan originations. Proceeds from loan and mortgage-backed securities (“MBS”) repayments were used in part to pay down advances from the Federal Reserve (FED) and maturing repurchase agreements and brokered certificates of deposit (“CDs”). During 2009 the FED encouraged banks to borrow from its discount program in an effort to restore liquidity and calm to the credit markets. As market conditions improved, participating financial institutions have been asked to shift to regular funding sources, and repay borrowings such as advances from the FED Discount Window. During the second quarter of 2010, the Corporation repaid the remaining balance of $600 million in FED advances outstanding as of March 31, 2010. Also contributing to pressures to net interest margin was the effect of lower yields on investment securities reflecting the full effect of the sales of MBS completed the first quarter of 2010 in an effort to manage interest rate risk and taking advantage of favorable market valuations.

Even though net interest income decreased in absolute numbers due to reductions in volumes, the net interest margin, excluding valuations, was essentially unchanged with a 1 basis point reduction favorably impacted by higher yields on loans resulting from the slowdown of loans entering into non-accrual status that contributed to lower reversals of interest income during the second quarter. Also, the Corporation is actively increasing spreads on loan renewals and has been increasing the use of interest rate floors in new commercial loan agreements. Although net interest income was also favorably impacted by the Corporation’s investment of some of its excess liquidity in higher yielding investments, the average balance of funds invested in overnight funding and short-term investments remained higher than historical levels. (Refer to First Half of 2010 compared to 2009 discussion below for additional information.)

The overall average cost of funding decreased by 3 basis points as the Corporation benefited from the lower deposit pricing on its core and brokered deposits. The average balance of brokered CDs decreased to $7.21 billion for the second quarter of 2010 from $7.45 billion for the first quarter of 2010, a decrease of $241.6 million, as the Corporation was able to increase its core deposit base. The average balance of interest-bearing deposits, excluding brokered CDs, increased by 5%, or $241.3 million, from $4.7 billion for the first quarter of 2010 to $4.9 billion for the second quarter of 2010. Higher costs on other borrowings, including repurchase agreements, are a result of a larger proportion of long-term borrowings to total borrowings as the Corporation repaid and did not renew maturing short-term repurchase agreements as part of its deleverage strategy.

The low level of interest rates may pose additional challenges to the net interest margin as the re-deployment of the cash flow associated with sales, high re-payments of mortgage-related assets and other interest-bearing assets occurs at a faster pace than the re-pricing of its funding.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the second quarter of 2010 decreased by $24.2 million to $146.8 million compared to a provision of $171.0 million in the first quarter of 2010. (See the Credit Quality section below for a full discussion.)

Non-Interest Income

Non-interest income decreased $5.8 million to $39.5 million in the second quarter of 2010 from $45.3 million in the first quarter of 2010. The decrease in the second quarter of 2010 was mainly due to lower gains on sale of investments, as the first quarter results were impacted by a $10.7 million gain on the sale of VISA Class C shares. In terms of sales of other investment securities, the Corporation recorded a gain of $22.2 million on the sale of approximately $350 million of 30-year fixed-rate U.S. agency MBS compared to a gain of $20.3 million on the sale of MBS in the first quarter of 2010. Also contributing to non-interest income was a realized gain of $2.0 million on the sale of approximately $250 million of 5-7 year U.S. Treasury Notes. Non-interest income was favorably impacted by an increase of $1.3 million in commissions earned by FirstBank Puerto Rico Securities, a recently organized broker-dealer subsidiary, engaged in a municipal securities underwriting business for local Puerto Rico municipal bond issuers. Partially offsetting the aforementioned increases was a $0.4 million decrease in gains from mortgage banking activities mainly due to a lower volume of loan securitizations and a decrease of $0.25 million in credit card merchant fees mainly due to seasonality and higher expense assessments charged by VISA.

Non-Interest Expenses

Non-interest expenses increased $7.2 million to $98.6 million in the second quarter of 2010 primarily reflecting:

  A $7.1 million increase in losses on real estate owned (REO) operations, mainly due to higher write-downs to the value of repossessed residential and commercial properties in both Puerto Rico and Florida.
  A $1.1 million increase in business promotion expenses, due to the launch of a new marketing campaign to attract new customers.
  A $0.8 million increase in write-downs to the value of repossessed boats.
  A $0.5 million increase in charges to the reserve for probable losses on outstanding unfunded loan commitments, and
  A $0.3 million increase in professional service fees mainly related to mortgage appraisals.

The aforementioned increases were partially offset by a decline in certain expenses such as:

  A $1.3 million decrease in the federal deposit insurance premium, mainly related to a decrease in deposits covered by the FDIC Transactional Account Guaranty Program.
  A $0.8 million decrease in employee compensation and benefit expenses, reflecting further reductions in bonuses and incentive compensation and higher seasonal payroll tax expenses recorded in the first quarter.

As part of its business strategies to preserve its capital position, during 2010, the Corporation continued reviewing its expense base targeting further cost reduction opportunities in controllable expenses.

Income Taxes

For the second quarter ended June 30, 2010, the Corporation recognized an income tax expense of $3.8 million, compared to $6.9 million for the first quarter of 2010. The variance is mainly related to the impact in the first quarter of an increase of $3.5 million to the valuation allowance associated with deferred tax assets created prior to 2010.

As of June 30, 2010, the deferred tax asset, net of a valuation allowance of $277.7 million, amounted to $97.2 million compared to $104.5 million as of March 31, 2010. The decrease in the net deferred tax asset was mainly related to the creation of deferred tax liabilities during the quarter in connection with unrealized gains on available for sale securities; such charge is recorded as part of other comprehensive income. The valuation allowance increased by approximately $45.1 million during the quarter as the Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

FIRST HALF OF 2010 COMPARED TO 2009

Net loss for the six-month period ended June 30, 2010 amounted to $197.6 million, or $(2.27) per diluted share, compared to a net loss of $56.8 million, or $(0.95) per diluted share for the first half of 2009.

Significant income statement variances include:

  An income tax expense of $10.7 million compared to an income tax benefit of $112.3 million for the first half of 2009, mainly due to increases in the valuation allowance against deferred tax assets. Most of the deferred tax assets created in 2010 were fully reserved through increases to the valuation allowance.
  A provision for loan and lease losses of $317.8 million, an increase of $23.2 million, as compared to $294.6 million for the first half of 2009, mainly related to higher provisions for residential and commercial mortgage loans as a result of increases in charge-offs and higher charges to specific reserves for impaired loans, in particular during the first quarter of 2010.
  A decrease of $12.3 million in net interest income (excluding valuations) mainly due to the deleveraging of the Corporations’ balance sheet and the negative impact on net interest margin of maintaining a higher liquidity position.
  An unrealized gain of $1.7 million on the valuation of derivatives and financial liabilities compared to an unrealized gain of $6.0 million for the first half of 2009, a decrease of $4.3 million.
  An increase of $9.5 million in non-interest expenses, driven by a $12.2 million increase in the deposit insurance premium, an increase of $2.5 million in losses on REO operations due to higher write-downs and losses on REO dispositions, an increase of $4.4 million in professional service fees and charges of $6.8 million to the reserve for probable losses on outstanding unfunded loan commitments, partially offset by a reduction in employees’ compensation and benefits expenses of $6.0 million and lower property tax and business promotion expenses.
  An increase of $31.4 million in non-interest income driven by higher gains on sale of investment securities and on mortgage banking activities.

Net Interest Income

Net interest income, excluding valuations on derivative instruments and financial liabilities, decreased by $12.3 million to $234.2 million for the first half of 2010 from $246.6 million for the first half of 2009. The net interest margin of 2.51% decreased 8 basis points from 2.59% for the first half of 2009. The decrease was mainly related to the deleveraging of the Corporation’s investment securities portfolio through the use of proceeds from sales and prepayments of MBS not reinvested to pay down maturing borrowings such as repurchase agreements and advances from the FHLB. The Corporation has completed the sale of approximately $2.2 billion of investment securities over the last 12 months, mainly U.S. agency MBS. Also net interest income for the first half of 2010 was adversely affected by the maintenance of a higher liquidity position. As previously reported, during the first four months of 2010, a key objective was to strengthen balance sheet liquidity due to concerns about potential disruptions from the consolidation of the Puerto Rico banking industry and there was an increased liquidity invested in overnight funds. Liquidity volumes were significantly higher than normalized levels as reflected in average balances in money market and overnight funding of $877.0 million for the first half of 2010 compared to $108.3 for the same period a year ago. Subsequent to the consolidation of the Puerto Rico banking industry that took place on April 30, 2010, no disruptions have been noted and the Corporation is deploying some of its liquidity in higher yielding investments. Partially offsetting the aforementioned factors was the favorable impact of lower deposit pricing and the strong core deposit growth that mitigated in part the impact of lower yields on investments securities, as approximately $969 million in investment securities were called over the last twelve months and were replaced with lower yielding U.S. agency investment securities.

Provision for Loan and Lease Losses

For the first half of 2010, the Corporation recorded a provision for loan and lease losses of $317.8 million, compared to $294.6 million for the same period a year ago. The higher provision is mainly attributable to increases in specific reserves on impaired loans, in particular for commercial mortgage loans and increases in the provision for the residential loan portfolio which has been affected by historical loss rates and declines in collateral values. (See the Credit Quality section below for additional information.)

Non-Interest Income

Non-interest income increased $31.4 million to $84.9 million for the first half of 2010, primarily reflecting:

  The aforementioned gain of $10.7 million on the sale of the remaining VISA shares and an increase of $16.8 million on the sale of other investment securities (mainly U.S. agency MBS)
  A $1.5 million increase in gains from mortgage banking activities, due to higher servicing fees and lower charges to the valuation allowance, and
  Commissions of $1.6 million related to the Corporation’s broker-dealer businesses.

Also contributing to the increase in non-interest income was higher fee income, mainly fees on loans and service charges on deposit accounts offset by lower income from vehicle rental activities. Service charges on deposit accounts increased by $0.5 million as the Corporation continued to focus on its core business strategies. No income from vehicle rental activities was recorded in 2010 as the Corporation divested its short-term auto rental business during the fourth quarter of 2009.

Non-Interest Expenses

Non-interest expenses increased $9.5 million to $190.0 million for the first half of 2010 primarily reflecting:

  An increase of $12.2 million in the FDIC deposit insurance premium, as premium rates increased and the level of deposits grew,
  A $6.8 million increase in the reserve for probable losses on outstanding unfunded loan commitments, and
  A $4.4 million increase in professional service fees, attributed in part to higher legal fees related to collections and foreclosure procedures and mortgage appraisals.

The aforementioned increases were partially offset by decreases in expenses such as:

  A $6.0 million decrease in employees’ compensation and benefit expenses, mainly due to a lower headcount and lower bonuses and incentive compensation expenses. The number of full-time equivalent employees decreased by approximately 190, or 7%, over the last 12 months
  The impact in the first half of 2009 of a non-recurring $2.6 million charge to property tax expense attributable to the reassessed value of certain properties
  A $1.4 million decrease in business promotion expenses, and
  The impact in the first half of 2009 of a $4.0 million impairment charge associated with the core deposit intangible asset in its Florida operations.

Income Taxes

For the first half of 2010, the Corporation recognized an income tax expense of $10.7 million, mainly related to the operations of profitable subsidiaries and increases to the valuation allowance of deferred tax assets, compared to an income tax benefit of $112.3 million for the first half of 2009. The negative variance is mainly due to increases in the valuation allowance against deferred tax assets. Most of the deferred tax assets created in 2010 was fully reserved. The valuation allowance increased by approximately $86.0 million during the first half of 2010.

CREDIT QUALITY

Credit trends have shown some signs of improvement. Non-performing loans decreased $88.7 million when compared to the first quarter of 2010. The decrease in non-performing loans was a function of problem credit resolutions, including the sale of non-performing loans, charge-off activity, as well as a reduction in the migration of loans to nonaccrual status. The balance of non-performing loans decreased in all three geographic areas where the Corporation operates.

Non-Accrual Loans and Non-Performing Assets

Total non-accrual loans were $1.55 billion at June 30, 2010, and represented 12.40% of total loans receivable. This was down $88.7 million, or 5.41%, from $1.64 billion, or 12.35% of total loans receivable, at March 31, 2010. Period-end non-accrual loans in the year-ago quarter were $1.17 billion, or 8.94% of total loans. The decrease from the first quarter of 2010 primarily reflected decreases in non-accruing construction and commercial mortgage loans.

Total non-accrual construction loans decreased $64.0 million, or 9.3%, from the end of the first quarter. The decrease was mainly in the United States where non-accrual construction loans decreased $70.0 million or 30.9 % from $226.6 million as of March 31, 2010 to $156.7 million at June 30, 2010. The decrease was driven by the sale of a loan with an outstanding balance of $52 million. The sale was part of the Corporation’s ongoing efforts to reduce its non-performing credits through its Special Assets Group (SAG) and was executed at an amount in excess of the loans carrying amount. The loan had been in non performing status since the second quarter of 2009. The SAG also manages all activities related to the Corporation’s classified credits and non-performing assets for the commercial business at a centralized level. The SAG oversees collection efforts for those loans not classified and performing to prevent excess migration to the non-performing and/or classified status.

Non-accrual construction loans in Puerto Rico increased by $3.9 million from the end of the first quarter of 2010. The increase was primarily driven by two relationships with an aggregate outstanding balance of $21.5 million. The increase was partially offset by charge-off activity and repayments applied to the balance of non-performing loans, including a $10 million charge-off related to a portion of a commercial construction project.

Non-accrual commercial mortgage loans decreased by $30.4 million, or 13.2%, from the end of the first quarter of 2010. The decrease was spread through our geographic segments. Total non-accrual commercial mortgage loans in Puerto Rico decreased by $11.2 million, primarily driven by a $14.8 million loan with respect to which principal and interest payments are now current and repayment of the remaining contractual principal and interest is expected by the Corporation. Non-accrual commercial mortgage loans in Florida, decreased by $15.6 million mainly related to charge-offs in the aggregate of $14.8 million on three collateral dependent loans. Non-performing commercial mortgages in the Virgin Islands region decreased by $3.6 million from $11.7 million as of March 31, 2010 to $8.2 million at June 30, 2010 mainly attributed to restoration to accrual status of a $3.8 million loan based on its compliance with performance terms and debt service capacity. Non-accrual residential mortgage loans remained relatively flat, an increase of $1.4 million, or 0.31%, as compared to the balance at March 31, 2010. Non-accrual residential mortgage loans in Puerto Rico decreased by $2.7 million, or 0.70%, from the end of the first quarter. Efforts to proactively address existing issues with loss mitigation and loan modification transactions have helped to minimize the inflow of new non-accrual loans. Approximately $230.2 million, or 51% of total non-accrual residential mortgage loans, have been written down to their net realizable value. The decrease in Puerto Rico non-performing residential loans was offset by an increase of $3.6 million in Florida. The increase in Florida was mainly driven by one relationship in the aggregate amount of approximately $7.2 million. During the second quarter, the non-accrual residential mortgage loan portfolio in the Virgin Islands remained almost flat with an increase of $0.6 million when compared to the first quarter of 2010.

Commercial and industrial (C&I) non-accrual loans increased $5.1 million, or 2.23%, from the end of the first quarter. The increase was mainly related to the inflow of approximately $37.1 million in non-accrual loans during the quarter, mainly in Puerto Rico and spread throughout several industries. This was partially offset by net charge-offs of $26.0 million during the quarter, including a charge-off of $15.3 million in one relationship based on its financial condition, and, to a lesser extent, payments received and applied to non-performing loans.

The levels of non-accrual consumer loans, including finance leases, remained stable showing a $0.7 million decrease during the second quarter.

At June 30, 2010, approximately $44.9 million of the loans placed in non-accrual status, mainly construction and commercial loans, were current or had delinquencies of less than 90 days in their interest payments. Collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant.

During the second quarter and first half of 2010, interest income of approximately $2.7 million and $4.2 million, respectively, related to $876.8 million of non-accrual loans as of June 30, 2010, mainly non-accrual construction and commercial loans, was applied against the related principal balances under the cost-recovery method. The Corporation will continue to evaluate restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms in an effort to preserve the value of the Corporation’s interests over the long-term.

As of June 30, 2010, approximately $431.6 million, or 28%, of total non-performing loans, have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

Total non-performing assets, which include non-accrual loans, were $1.70 billion at June 30, 2010. This was down $88.8 million, or 5%, from $1.79 billion at the end of the first quarter of 2010, but significantly higher than $1.31 billion at June 30, 2009. During the second quarter of 2010, the Corporation sold approximately $17.7 million of REO properties, including a condo-conversion property in Florida with a carrying value of $8.0 million on which a loss of $2.1 million was recorded at the time of sale.

The over 90-day delinquent, but still accruing, loans to total loans receivable ratio, excluding loans guaranteed by the U.S. Government, was 0.87% at June 30, 2010, down from 0.88 % at the end of the first quarter, and down 21 basis points from a year-ago.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

Quarter Ended	Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
2010	2010	2009	2010	2009

Allowance for loan and lease losses, beginning of period	$575,303	$528,120	$302,531	$528,120	$281,526
Provision (recovery) for loan and lease losses:
Residential mortgage	31,307	28,739	16,659	60,046	29,908
Commercial mortgage	22,759	37,560	27,491	60,319	31,032
Commercial and Industrial	41,525	(7,685)	65,596	33,840	72,076
Construction	40,398	99,300	112,611	139,698	143,167
Consumer and finance leases	10,804	13,051	12,795	23,855	18,398
Total provision for loan and lease losses	146,793	170,965	235,152	317,758	294,581
Loans net charge-offs:
Residential mortgage	(17,619)	(13,346)	(3,329)	(30,965)	(10,491)
Commercial mortgage	(17,839)	(19,297)	(14,229)	(37,136)	(14,720)
Commercial and Industrial	(26,019)	(23,776)	(13,738)	(49,795)	(21,154)
Construction	(43,204)	(53,215)	(82,847)	(96,419)	(91,370)
Consumer and finance leases	(13,111)	(14,148)	(15,794)	(27,259)	(30,626)
Net charge-offs	(117,792)	(123,782)	(129,937)	(241,574)	(168,361)
Allowance for loan and lease losses, end of period	$604,304	$575,303	$407,746	$604,304	$407,746

Allowance for loan and lease losses to period end total loans receivable	4.83%	4.33%	3.11%	4.83%	3.11%
Net charge-offs (annualized) to average loans outstanding during the period	3.62%	3.65%	3.85%	3.63%	2.52%
Provision for loan and lease losses to net charge-offs during the period	1.25	x	1.38	x	1.81	x	1.32	x	1.75	x

Provision for Loan and Lease Losses

The provision for loan and lease losses decreased by $24.2 million to $146.8 million, or 14.1%, compared to the provision recorded for the first quarter of 2010. The decrease was mainly related to lower provisions required for the construction loans portfolio and the overall loan portfolio reduction. The decrease was partially offset by increases mainly allocated to the reserve for C&I loans.

The Corporation recorded a $112.0 million provision in the second quarter for its loan portfolio in Puerto Rico compared to $88.0 million recorded for the first quarter of 2010, an increase of $24.0 million. The increase is mainly related to the C&I loan portfolio. The provision for C&I loans in Puerto Rico increased by $47.6 million mainly due to adjustments to the reserve factors used to determine general reserves driven by increases in charge-offs. The general reserve factor for the C&I loan portfolio increased from 1.71% at March 31, 2010 to 2.77% at June 30, 2010. The general reserve for C&I loans is based on historical loss ratios, trends in non-accrual loans, loan type, risk-rating, geographical location, changes in collateral values for collateral dependent loans and macroeconomic data that correlates to portfolio performance for the geographical region. The increase in the provision for C&I loans during the second quarter of 2010 was also attributed to the impact during the first quarter of reserves releases on certain loans that when individually evaluated for impairment, based on the underlying value of the collateral, the specific reserves required for these loans were lower than those general reserves allocated in periods prior to 2010. In addition, for the first and second quarter of 2010 there were general reserve releases attributed to an overall decrease in the C&I portfolio. The provision for commercial mortgage and residential mortgage loans in Puerto Rico also increased by $1.4 million and $13.5 million, respectively, both affected by negative trends in loss rates and falling property values. The reserve factors for residential mortgage loans were recalibrated as part of further segmentation and analysis of this portfolio for purposes of computing the required specific and general reserves. The review included the incorporation of updated loss factors to loans expected to liquidate considering the expected realization of similar asset values at disposition.

The increases in the provision for Puerto Rico C&I, commercial mortgage and residential mortgage loan portfolios were partially offset by a decrease of $36.8 million in the provision for construction loans. During the first quarter of 2010, impaired construction loans required significant specific reserves based on updated analyses, low absorption rates and pressures on property values. While the specific reserves allocated to impaired construction loans increased significantly during the first quarter of 2010, updated analyses during the second quarter did not result in significant additional reserves to this portfolio, further, there were no significant increases in loans considered impaired. Impaired construction loans in Puerto Rico, net of charge-offs, totaled $550.5 million as of June 30, 2010 compared to $521.2 million as of March 31, 2010, with specific reserves of $64.9 million and $66.9 million, respectively. Construction loans net charge-offs in Puerto Rico were also lower for the second quarter of 2010 at $20.9 million compared to $33.7 million for the first quarter of 2010.

With respect to the United States loan portfolio, the Corporation recorded a $33.6 million provision for the second quarter of 2010 compared to $71.2 million for the first quarter of 2010. This decrease of $37.6 million is mainly related to lower provisions required for the construction and commercial mortgage loan portfolios. The Virgin Islands recorded a reduction of $10.6 million in the provision for loan losses when compared to the first quarter mainly from decreases in general reserve factors allocated to the residential mortgage loans portfolio that incorporate the significantly lower historical charge offs based on regional segmentation.

The allowance for loans and lease losses increased to $604.3 million, or 4.83% of total loans receivable, as of June 30, 2010 from $575.3 million, or 4.33% of total loans receivable as of March 31, 2010. The allowance to non-performing loans ratio as of June 30, 2010 was 38.97%, compared to 35.09% as of March 31, 2010. The increase in the ratio is attributable in part to increases in reserve factors for classified loans.

The following table sets forth information concerning the ratio of the allowance to non-performing loans as of June 30, 2010 and March 31, 2010 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total
As of June 30, 2010

Non-performing loans charged-off to realizable value	$230,216	$24,365	$41,667	$135,332	$-	$431,580
Other non-performing loans	217,863	175,668	191,534	486,055	47,965	1,119,085
Total non-performing loans	$448,079	$200,033	$233,201	$621,387	$47,965	$1,550,665

Allowance to non-performing loans	13.45%	47.09%	73.48%	32.04%	165.63%	38.97%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	27.65%	53.62%	89.46%	40.96%	165.63%	54.00%

As of March 31, 2010

Non-performing loans charged-off to realizable value	$335,983	$17,497	$34,028	$109,693	$-	$497,201
Other non-performing loans	110,693	212,971	194,085	575,722	48,672	1,142,143
Total non-performing loans	$446,676	$230,468	$228,113	$685,415	$48,672	$1,639,344

Allowance to non-performing loans	10.42%	37.08%	66.33%	30.67%	167.96%	35.09%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	42.06%	40.13%	77.96%	36.51%	167.96%	50.37%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2010 and March 31, 2010, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total
As of June 30, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$354,482	$26,138	$75,136	$177,318	$-	$633,074

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	206,788	209,579	338,608	550,613	-	1,305,588
Allowance for loan and lease losses	40,710	48,660	65,480	122,792	-	277,642
Allowance for loan and lease losses to principal balance	19.69%	23.22%	19.34%	22.30%	0.00%	21.27%

Loans with general allowance:
Principal balance of loans	2,920,897	1,429,834	3,822,417	582,134	1,809,168	10,564,450
Allowance for loan and lease losses	19,536	45,527	105,867	76,288	79,444	326,662
Allowance for loan and lease losses to principal balance	0.67%	3.18%	2.77%	13.10%	4.39%	3.09%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,482,167	$1,665,551	$4,236,161	$1,310,065	$1,809,168	$12,503,112
Allowance for loan and lease losses	60,246	94,187	171,347	199,080	79,444	604,304
Allowance for loan and lease losses to principal balance	1.73%	5.66%	4.04%	15.20%	4.39%	4.83%

As of March 31, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$444,948	$31,819	$75,422	$183,456	$-	$735,645

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	51,020	201,660	265,799	591,962	-	1,110,441
Allowance for loan and lease losses	1,975	44,878	74,408	124,039	-	245,300
Allowance for loan and lease losses to principal balance	3.87%	22.25%	27.99%	20.95%	0.00%	22.09%

Loans with general allowance:
Principal balance of loans	3,082,674	1,314,228	4,496,585	681,609	1,852,385	11,427,481
Allowance for loan and lease losses	44,583	40,586	76,909	86,174	81,751	330,003
Allowance for loan and lease losses to principal balance	1.45%	3.09%	1.71%	12.64%	4.41%	2.89%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,578,642	$1,547,707	$4,837,806	$1,457,027	$1,852,385	$13,273,567
Allowance for loan and lease losses	46,558	85,464	151,317	210,213	81,751	575,303
Allowance for loan and lease losses to principal balance	1.30%	5.52%	3.13%	14.43%	4.41%	4.33%

Net Charge-Offs

Total net charge-offs for the second quarter of 2010 were $117.8 million or 3.62% of average loans on an annualized basis, compared to $123.8 million or an annualized 3.65% of average loans for the first quarter of 2010. Lower net charge-offs were reflected in all regions with a $0.4 million reduction in Florida, a $3.3 million reduction in Puerto Rico and a $2.3 million reduction in the Virgin Islands. Most of the reduction in Puerto Rico was related to the construction loan portfolio. In the Virgin Islands, most of the decrease was related to C&I and consumer loans and in Florida most of the reduction was in residential mortgage loans.

Construction loans net charge-offs in the second quarter were $43.2 million, or an annualized 11.96%, down from $53.2 million, or an annualized 14.35% of related loans, in the first quarter of 2010. First quarter results were substantially impacted by individual charge-offs in excess of $5 million. There were only two loans charged-off with a balance in excess of $5 million for the second quarter of 2010. Construction loans net charge-offs in Puerto Rico were $20.9 million, a decrease of $12.8 million compared to the first quarter levels, including a $10.0 million charge-off associated with a non-performing commercial construction project. Construction loans net charge-offs in the United States of $22.3 million, or $2.9 million above first quarter levels, were mainly related with two residential condo conversion loans and to loans granted for the acquisition of land or development of residential housing projects.

C&I loans net charge-offs in the second quarter of 2010 were $26.0 million, or an annualized 2.25%, an increase of $2.2 million when compared to the $23.8 million, or an annualized 1.88% of related loans, recorded in the first quarter of 2010. There was a $15.3 million charge-off in the second quarter associated with the previously mentioned non-performing loan based on the financial condition of the borrower. Remaining C&I net charge-offs in the first quarter of 2010 were concentrated in Puerto Rico, distributed across several industries, with the largest individual charge-off amounting to $4.7 million.

Commercial mortgage loans net charge-offs in the second quarter of 2010 were $17.8 million, or an annualized 4.56%, a $1.5 million decrease from the first quarter of 2010. The second quarter amount was mainly composed of the previously mentioned aggregate charge-offs of $14.8 million on the three United States loans.

Residential mortgage net charge-offs were $17.6 million, or an annualized 1.99% of related average loans. This was up from $13.3 million, or an annualized 1.50%, of related average balances in the first quarter of 2010. The higher loss level is mainly related to reductions in property values. Approximately $11.5 million in charge-offs for the second quarter ($8.7 million in Puerto Rico and $2.8 million in Florida) resulted from valuations, for impairment purposes, of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $9.8 million recorded in the first quarter. The total amount of the residential mortgage loan portfolio that was evaluated for impairment purposes amounted to approximately $340.6 million as of June 30, 2010, of which loans aggregating $230.2 million have been charged-off to their net realizable value, representing approximately 51% of the total non-performing residential mortgage loan portfolio outstanding as of June 30, 2010 and a reserve was allocated to the remaining balance. Net charge-offs for residential mortgage loans also include $3.3 million related to loans foreclosed during the second quarter, in line with the $3.3 million recorded for loans foreclosed in the first quarter of 2010. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management is executing strategies to accelerate the sale of the real estate acquired in satisfaction of debt (REO). The ratio of net charge-offs to average loans in the Corporation’s residential mortgage loan portfolio of 1.99% for the quarter ended June 30, 2010 is lower than the approximately 2.38% average charge-off rate for commercial banks in the U.S. mainland for the first quarter of 2010, as per statistical releases published by the Federal Reserve and loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates experienced in the Florida market.

Net charge-offs of consumer loans and finance leases in the second quarter of 2010 were $13.1 million compared to net charge-offs of $14.1 million for the first quarter of 2010. Annualized net charge-offs as a percentage of related loans decreased to 2.86% from 3.01% for the first quarter. Performance of this portfolio on both absolute and relative terms continued to be consistent with management’s views regarding the underlying quality of the portfolio. The level of delinquencies has improved compared to the prior quarter, further supporting management’s views of improved performance going forward.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Residential mortgage	1.99%	1.50%	0.84%	1.21%	0.39%

Commercial mortgage	4.56%	4.85%	1.35%	1.35%	3.71%

Commercial and Industrial	2.25%	1.88%	0.60%	0.49%	1.12%

Construction	11.96%	14.35%	11.34%	11.80%	20.38%

Consumer and finance leases	2.86%	3.01%	3.16%	3.09%	3.12%

Total loans	3.62%	3.65%	2.34%	2.53%	3.85%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or in subsequent periods.

The following table presents annualized net charge-offs to average loans held-in-portfolio by geographic segment:

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
PUERTO RICO:

Residential mortgage	2.09%	1.11%	0.43%	1.60%	0.65%

Commercial mortgage	0.34%	0.71%	1.13%	0.52%	0.67%

Commercial and Industrial	2.48%	1.92%	1.08%	2.19%	0.85%

Construction	8.56%	13.45%	8.33%	11.04%	5.88%

Consumer and finance leases	2.94%	2.95%	3.10%	2.95%	2.85%

Total loans	2.81%	2.80%	1.90%	2.80%	1.55%

VIRGIN ISLANDS:

Residential mortgage	0.00%	0.47%	0.19%	0.24%	0.11%

Commercial mortgage	0.00%	0.00%	10.61%	0.00%	5.31%

Commercial and Industrial (1)	-1.41%	-0.02%	2.61%	-0.73%	1.59%

Construction	0.01%	0.15%	0.00%	0.08%	0.00%

Consumer and finance leases	0.46%	3.82%	2.73%	2.22%	3.39%

Total loans	-0.32%	0.55%	1.69%	0.11%	1.14%

FLORIDA:

Residential mortgage	3.67%	5.70%	0.32%	4.71%	0.88%

Commercial mortgage	13.84%	13.23%	7.63%	13.53%	3.87%

Commercial and Industrial	1.16%	10.78%	0.02%	6.16%	3.10%

Construction	32.75%	27.23%	50.28%	29.93%	25.53%

Consumer and finance leases	4.86%	3.96%	5.01%	4.40%	7.56%

Total loans	14.59%	13.90%	19.93%	14.23%	10.60%

1- For the second quarter, first quarter and first half of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Financial Condition and Operating Data

Total assets decreased to approximately $18.1 billion as of June 30, 2010, down $734.9 million from approximately $18.9 billion as of March 31, 2010. The decrease was primarily related to a net decrease of $718.8 million in the loan portfolio and a decrease of $785.1 million in cash and cash equivalents. The decrease in the loan portfolio was largely attributable to repayments of approximately $578 million on credit facilities extended to the Puerto Rico government coupled with charge-offs, the aforementioned sale of a non-performing construction loan in Florida and a higher allowance for loan and lease losses. The decrease is consistent with the Corporation’s decision to deleverage its balance sheet to, among other things, preserve its capital position. However, the Corporation continues with its targeted lending activities, and total loan origination for the second quarter, including refinancings and draws from existing commitments, amounted to approximately $651 million, of which $51 million was granted to the Puerto Rico and Virgin Islands governments, compared to total loan originations of $637 million for the first quarter of 2010, which includes an aggregate of $76 million extended to the Puerto Rico and Virgin Islands governments. In terms of cash and cash equivalents, the Corporation has invested some of its excess liquidity in higher yielding investments and reductions of brokered CDs and other borrowings. As previously discussed, during the first four months of 2010 the Corporation maintained higher than normal liquidity levels due to potential disruptions in the consolidation of the Puerto Rico banking industry, however such disruptions were not observed. The investment securities portfolio increased by $452.5 million mainly related to the purchase of approximately $1.8 billion of investment securities including approximately $800 million of 2,3 and 5 year U.S. Treasury Notes, approximately $524 million of GNMA MBS and approximately $496 million of 2,3, and 5 year U.S. agency debt securities, partially offset by the approximately $701 million of securities called before their contractual maturities and the aforementioned sales of approximately $350 million of U.S. agency MBS and of $252 million of U.S. Treasury Notes.

As of June 30, 2010, liabilities totaled $16.7 billion, a decrease of approximately $684.7 million, as compared to $17.4 billion as of March 31, 2010. The decrease in total liabilities is mainly attributable to the repayment of $600 million in FED advances and a decrease of $246.5 million in brokered deposits. This was partially offset by an increase of $95.8 million in non-brokered deposits, mainly time deposits in the Florida market.

The Corporation’s stockholders’ equity amounted to $1.4 billion as of June 30, 2010, a decrease of $50.3 million compared to the balance as of March 31, 2010, driven by the net loss of $90.6 million for the second quarter, partially offset by an increase in accumulated other comprehensive income of $40.4 million related to changes in the fair value of investment securities. As previously reported, the Corporation decided to suspend the payment of common and preferred dividends, effective with the preferred dividend due for the month of August 2009.

The Corporation’s estimated total capital, Tier 1 capital and leverage ratio as of June 30, 2010 were 13.3%, 12.1% and 8.1%, respectively. Meanwhile, the estimated total capital, Tier 1 capital and leverage ratio as of June 30, 2010 for its banking subsidiary, FirstBank Puerto Rico, were 12.8%, 11.5% and 7.8%, respectively. As previously reported the Corporation entered into an Agreement with the FED dated June 3, 2010 and its subsidiary, FirstBank Puerto Rico, agreed to a Consent Order with the FDIC and the Office of the Commissioner of Financial Institutions in Puerto Rico (OCIF) dated June 2, 2010 (collectively “the Agreements”). Pursuant to the Agreements, the Corporation and FirstBank have agreed to take certain actions designed to improve their financial condition. These actions include the adoption and implementation of various plans, procedures and policies related to their capital, lending activities, liquidity and funds management and strategy. In addition, the Order requires FirstBank to develop and adopt a plan to achieve over time a leverage ratio of at least 8%, a Tier 1 capital to risk-weighted assets ratio of at least 10% and a Total capital to risk-weighted assets ratio of at least 12%.

The Corporation submitted capital plans to the FED and the FDIC regarding how the Corporation and FirstBank Puerto Rico plan to improve its capital position to comply with the Agreements over time. The Corporation already announced that it has commenced an offer to exchange up to 256,401,610 newly issued shares of its common stock, for any and all of the issued and outstanding shares of Noncumulative Perpetual Monthly Income Preferred Stock, Series A through E. In addition to this exchange offer, the Corporation has been taking steps to implement strategies to increase tangible common equity and regulatory capital through (i) the issuance of approximately $500 million of equity in one or more public or private offerings, (ii) the conversion into Common Stock of the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury on July 20, 2010 in exchange for the Series F Preferred Stock that the Corporation sold to it on January 16, 2009, and (iii) a rights offering to common stockholders.

The Corporation’s tangible common equity ratio was 2.57% as of June 30, 2010, compared to 2.74% as of March 31, 2010, and the estimated Tier 1 common equity to risk-weighted assets ratio as of June 30, 2010 was 2.86% compared to 3.36% as of March 31, 2010. (See Basis of Presentation below for a discussion of these non-GAAP measures.) The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets for the periods ended June 30, 2010, March 31, 2010, December 31, 2009 and June 30, 2009, respectively:

(In thousands)	As of
	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
Tangible Equity:
Total equity - GAAP	$1,438,289	$1,488,543	$1,599,063	$1,840,686
Preferred equity	(930,830)	(929,660)	(928,508)	(926,259)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,303)	(15,934)	(16,600)	(18,130)

Tangible common equity	$464,058	$514,851	$625,857	$868,199

Tangible Assets:
Total assets - GAAP	$18,116,023	$18,850,964	$19,628,448	$20,012,887
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,303)	(15,934)	(16,600)	(18,130)

Tangible assets	$18,072,622	$18,806,932	$19,583,750	$19,966,659

Common shares outstanding	92,542	92,542	92,542	92,546

Tangible common equity ratio	2.57%	2.74%	3.20%	4.35%
Tangible book value per common share	$5.01	$5.56	$6.76	$9.38

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009

Tier 1 Common Equity:
Total equity - GAAP	$1,438,289	$1,488,543	$1,599,063	$1,840,686
Qualifying preferred stock	(930,830)	(929,660)	(928,508)	(926,259)
Unrealized (gain) loss on available-for-sale securities (1)	(63,311)	(22,948)	(26,617)	(46,382)
Disallowed deferred tax asset (2)	(38,078)	(40,522)	(11,827)	(172,187)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,303)	(15,934)	(16,600)	(18,130)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(3,170)	(951)	(1,535)	2,604
Other disallowed assets	(24)	(24)	(24)	(347)
Tier 1 common equity	$359,475	$450,406	$585,854	$651,887

Total risk-weighted assets	$12,569,453	$13,402,979	$14,303,496	$13,785,821

Tier 1 common equity to risk-weighted assets ratio	2.86%	3.36%	4.10%	4.73%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $71 million of the Corporation's deferred tax assets at June 30, 2010 (March 31, 2010 - $69 million; December 31, 2009 - $102 million; June 30, 2009 - $49 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $38 million of such assets at June 30, 2010 (March 31, 2010 - $41 million; December 31, 2009 - $12 million; June 30, 2009 - $172 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $12 million of the Corporation's other net deferred tax liability at June 30, 2010 (March 31, 2010 - $5 million; December 31, 2009 - $5 million; June 30, 2009 - $3 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains an adequate position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of June 30, 2010, the estimated basic surplus ratio was approximately 10% including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $242 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of June 30, 2010 mainly consisted of fixed-rate U.S. agency debentures and MBS totaling approximately $1.0 billion. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2010	2010	2009	2010	2009
Net interest income:
Interest income	$214,864	$220,988	$252,780	$435,852	$511,103
Interest expense	95,802	104,125	121,766	199,927	258,491
Net interest income	119,062	116,863	131,014	235,925	252,612
Provision for loan and lease losses	146,793	170,965	235,152	317,758	294,581
Net interest loss after provision for loan and lease losses	(27,731)	(54,102)	(104,138)	(81,833)	(41,969)

Non-interest income:
Other service charges on loans	1,486	1,756	1,523	3,242	3,052
Service charges on deposit accounts	3,501	3,468	3,327	6,969	6,492
Mortgage banking activities	2,140	2,500	2,373	4,640	3,179
Net gain on investments and impairments	24,237	30,764	9,244	55,001	26,694
Other non-interest income	8,161	6,838	6,948	14,999	14,051
Total non-interest income	39,525	45,326	23,415	84,851	53,468

Non-interest expenses:
Employees' compensation and benefits	30,958	31,728	34,472	62,686	68,714
Occupancy and equipment	14,451	14,851	17,448	29,302	32,222
Business promotion	3,340	2,205	3,836	5,545	6,952
Professional fees	5,604	5,287	3,342	10,891	6,528
Taxes, other than income taxes	3,817	3,821	4,017	7,638	8,018
Insurance and supervisory fees	16,606	18,518	16,622	35,124	23,294
Net loss on real estate owned (REO) operations	10,816	3,693	6,626	14,509	12,001
Other non-interest expenses	13,019	11,259	9,625	24,278	22,787
Total non-interest expenses	98,611	91,362	95,988	189,973	180,516

Loss before income taxes	(86,817)	(100,138)	(176,711)	(186,955)	(169,017)
Income tax (expense) benefit	(3,823)	(6,861)	98,053	(10,684)	112,250

Net loss	$(90,640)	$(106,999)	$(78,658)	$(197,639)	$(56,767)

Net loss attributable to common stockholders	$(96,810)	$(113,151)	$(94,825)	$(209,961)	$(88,052)

Net loss per common share:

Basic	$(1.05)	$(1.22)	$(1.03)	$(2.27)	$(0.95)
Diluted	$(1.05)	$(1.22)	$(1.03)	$(2.27)	$(0.95)

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2010	2010	2009
ASSETS

Cash and due from banks	$523,047	$675,551	$679,798

Money market investments:
Federal funds sold and securities purchased under agreements to sell	5,066	331,677	1,140
Time deposits with other financial institutions	1,588	600	600
Other short-term investments	15,390	322,371	22,546
Total money market investments	22,044	654,648	24,286

Investment securities available for sale, at fair value	3,954,910	3,470,988	4,170,782

Investment securities held to maturity, at amortized cost	533,302	564,931	601,619

Other equity securities	69,843	69,680	69,930

Total investment securities	4,558,055	4,105,599	4,842,331

Loans, net of allowance for loan and lease losses of $604,304 (March 31, 2010 - $575,303; December 31, 2009 - $528,120)	11,898,808	12,698,264	13,400,331
Loans held for sale, at lower of cost or market	100,626	19,927	20,775
Total loans, net	11,999,434	12,718,191	13,421,106

Premises and equipment, net	207,440	199,072	197,965
Other real estate owned	72,358	73,444	69,304
Accrued interest receivable on loans and investments	66,390	70,955	79,867
Due from customers on acceptances	1,036	726	954
Accounts receivable from investment sales	319,459	62,575	-
Other assets	346,760	290,203	312,837
Total assets	$18,116,023	$18,850,964	$19,628,448

LIABILITIES

Deposits:
Non-interest-bearing deposits	$715,166	$703,394	$697,022
Interest - bearing deposits	12,012,409	12,174,840	11,972,025
Total deposits	12,727,575	12,878,234	12,669,047

Advances from the Federal Reserve	-	600,000	900,000
Securities sold under agreements to repurchase	2,584,438	2,500,000	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	940,440	960,440	978,440
Notes payable	24,059	28,313	27,117
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	1,036	726	954
Accounts payable from investment purchases	8,475	-	-
Accounts payable and other liabilities	159,752	162,749	145,237
Total liabilities	16,677,734	17,362,421	18,029,385

STOCKHOLDERS' EQUITY

Preferred stock, authorized 50,000,000 shares: issued and outstanding 22,404,000 shares at an aggregate liquidation value of $950,100	930,830	929,660	928,508
Common stock, $1 par value, authorized 750,000,000 shares; issued 102,440,522	102,440	102,440	102,440
Less: Treasury stock (at cost)	(9,898)	(9,898)	(9,898)
Common stock outstanding, 92,542,722 shares outstanding	92,542	92,542	92,542
Additional paid-in capital	134,270	134,247	134,223
Legal surplus	299,006	299,006	299,006
(Accumulated deficit) retained earnings	(81,670)	10,140	118,291
Accumulated other comprehensive income	63,311	22,948	26,493
Total stockholders'equity	1,438,289	1,488,543	1,599,063
Total liabilities and stockholders'equity	$18,116,023	$18,850,964	$19,628,448

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 176 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York and the order dated June 2, 2010 (the “Order”) that the Corporation and FirstBank Puerto Rico entered into with the FDIC and the OCIF that, among other things, require the Corporation to attain certain capital levels and reduce its special mention, classified, delinquent and non-accrual assets; uncertainty as to whether the Corporation will be able to meet the conditions necessary to compel the United States Department of the Treasury (the “U.S. Treasury”) to convert into Common Stock the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury in exchange for its shares of Series F Preferred Stock; uncertainty as to whether the Corporation will be able to complete future capital-raising efforts; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense; a continuation of adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; the Corporation’s reliance on brokered certificates of deposit and the Corporation’s ability to obtain, on a periodic basis, approval to issue brokered certificates of deposit to fund operations and provide liquidity in accordance with the terms of the Order; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; uncertainty about the impact of regulatory and legislative changes on financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the Federal Deposit Insurance Corporation, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense; risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to the Corporation; risks associated with further downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1 - Selected Financial Data

(In thousands, except for per share and financial ratios)
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Condensed Income Statements:
Total interest income	$214,864	$220,988	$252,780	$435,852	$511,103
Total interest expense	95,802	104,125	121,766	199,927	258,491
Net interest income	119,062	116,863	131,014	235,925	252,612
Provision for loan and lease losses	146,793	170,965	235,152	317,758	294,581
Non-interest income	39,525	45,326	23,415	84,851	53,468
Non-interest expenses	98,611	91,362	95,988	189,973	180,516
Loss before income taxes	(86,817)	(100,138)	(176,711)	(186,955)	(169,017)
Income tax (expense) benefit	(3,823)	(6,861)	98,053	(10,684)	112,250
Net loss	(90,640)	(106,999)	(78,658)	(197,639)	(56,767)
Net loss attributable to common stockholders	(96,810)	(113,151)	(94,825)	(209,961)	(88,052)

Per Common Share Results:
Net (loss) income per share basic	$(1.05)	$(1.22)	$(1.03)	$(2.27)	$(0.95)
Net (loss) income per share diluted	$(1.05)	$(1.22)	$(1.03)	$(2.27)	$(0.95)
Cash dividends declared	$-	$-	$0.07	$-	$0.14
Average shares outstanding	92,521	92,521	92,511	92,521	92,511
Average shares outstanding diluted	92,521	92,521	92,511	92,521	92,511
Book value per common share	$5.48	$6.04	$9.88	$5.48	$9.88
Tangible book value per common share (1)	$5.01	$5.56	$9.38	$5.01	$9.38

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(1.94)	(2.25)	(1.57)	(2.10)	(0.58)
Interest Rate Spread (2)	2.38	2.45	2.60	2.41	2.53
Net Interest Margin (2)	2.66	2.73	2.92	2.70	2.89
Return on Average Total Equity	(24.52)	(27.07)	(15.93)	(25.85)	(5.89)
Return on Average Common Equity	(70.31)	(68.06)	(36.14)	(69.13)	(16.99)
Average Total Equity to Average Total Assets	7.92	8.30	9.85	8.11	9.79
Tangible common equity ratio (1)	2.57	2.74	4.35	2.57	4.35
Dividend payout ratio	-	-	(6.84)	-	(14.73)
Efficiency ratio (3)	62.18	56.33	62.16	59.22	58.98

Asset Quality:
Allowance for loan and lease losses to loans receivable	4.83	4.33	3.11	4.83	3.11
Net charge-offs (annualized) to average loans	3.62	3.65	3.85	3.63	2.52
Provision for loan and lease losses to net charge-offs	124.62	138.12	180.97	131.54	174.97
Non-performing assets to total assets	9.39	9.49	6.53	9.39	6.53
Non-performing loans to total loans receivable	12.40	12.35	8.94	12.40	8.94
Allowance to total non-performing loans	38.97	35.09	34.81	38.97	34.81
Allowance to total non-performing loans excluding residential real estate loans	54.81	48.24	52.85	54.81	52.85

Other Information:
Common Stock Price: End of period	$0.53	$2.41	$3.95	$0.53	$3.95

1- Non-GAAP measure. See pages 18-19 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 2 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 - Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2010	2010	2009	2010	2010	2009	2010	2010	2009

Interest-earning assets:
Money market & other short-term investments	$849,763	$904,600	$101,819	$624	$436	$117	0.29%	0.20%	0.46%
Government obligations (2)	1,422,418	1,283,568	1,540,821	8,157	8,820	15,904	2.30%	2.79%	4.14%
Mortgage-backed securities	3,141,519	3,266,239	4,322,708	35,418	40,582	60,012	4.52%	5.04%	5.57%
Corporate bonds	2,000	2,000	7,458	29	29	202	5.82%	5.88%	10.86%
FHLB stock	68,857	68,380	86,509	575	843	788	3.35%	5.00%	3.65%
Equity securities	1,377	1,802	1,977	0	15	18	0.00%	3.38%	3.65%
Total investments (3)	5,485,934	5,526,589	6,061,292	44,803	50,725	77,041	3.28%	3.72%	5.10%
Residential mortgage loans	3,547,874	3,554,096	3,425,235	52,806	53,599	51,717	5.97%	6.12%	6.06%
Construction loans	1,445,251	1,483,314	1,626,141	9,132	8,753	13,142	2.53%	2.39%	3.24%
C&I and commercial mortgage loans	6,199,005	6,652,754	6,423,055	65,386	67,404	66,801	4.23%	4.11%	4.17%
Finance leases	305,414	313,899	347,732	6,223	6,343	7,111	8.17%	8.20%	8.20%
Consumer loans	1,528,264	1,565,404	1,678,057	44,223	44,820	47,436	11.61%	11.61%	11.34%
Total loans (4) (5)	13,025,808	13,569,467	13,500,220	177,770	180,919	186,207	5.47%	5.41%	5.53%
Total interest-earning assets	$18,511,742	$19,096,056	$19,561,512	$222,573	$231,644	$263,248	4.82%	4.92%	5.40%

Interest-bearing liabilities:
Brokered CDs	$7,210,631	$7,452,195	$7,051,179	$41,499	$44,382	$56,677	2.31%	2.42%	3.22%
Other interest-bearing deposits	4,919,662	4,678,391	4,146,552	22,267	21,583	23,443	1.82%	1.87%	2.27%
Loans payable	406,044	804,444	768,505	1,265	2,177	614	1.25%	1.10%	0.32%
Other borrowed funds	2,882,674	3,004,155	3,862,885	27,080	27,300	31,646	3.77%	3.69%	3.29%
FHLB advances	959,011	971,596	1,450,478	7,587	7,694	8,317	3.17%	3.21%	2.30%
Total interest-bearing liabilities (6)	$16,378,022	$16,910,781	$17,279,599	$99,698	$103,136	$120,697	2.44%	2.47%	2.80%
Net interest income				$122,875	$128,508	$142,551
Interest rate spread							2.38%	2.45%	2.60%
Net interest margin							2.66%	2.73%	2.92%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.5 million, $3.1 million and $2.7 million for the second quarter of 2010, first quarter of 2010 and second quarter of 2009, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average Volume		Interest income (1) / expense		Average rate (1)
For the Six-Month Period Ended June 30,	2010	2009	2010	2009	2010	2009

Interest-earning assets:
Money market & other short-term investments	$877,029	$108,314	$1,060	$208	0.24%	0.39%
Government obligations (2)	1,353,376	1,341,934	16,977	35,505	2.53%	5.34%
Mortgage-backed securities	3,203,535	4,288,731	76,000	123,433	4.78%	5.80%
Corporate bonds	2,000	7,584	58	235	5.85%	6.25%
FHLB stock	68,620	78,856	1,418	1,148	4.17%	2.94%
Equity securities	1,587	2,167	15	36	1.91%	3.35%
Total investments (3)	5,506,147	5,827,586	95,528	160,565	3.50%	5.56%
Residential mortgage loans	3,550,968	3,460,647	106,405	105,766	6.04%	6.16%
Construction loans	1,464,178	1,586,125	17,885	27,244	2.46%	3.46%
C&I and commercial mortgage loans	6,424,543	6,267,792	132,790	130,946	4.17%	4.21%
Finance leases	309,633	353,969	12,566	14,693	8.18%	8.37%
Consumer loans	1,546,732	1,701,580	89,043	96,030	11.61%	11.38%
Total loans (4) (5)	13,296,054	13,370,113	358,689	374,679	5.44%	5.65%
Total interest-earning assets	$18,802,201	$19,197,699	$454,217	$535,244	4.87%	5.62%

Interest-bearing liabilities:
Brokered CDs	$7,330,746	$7,255,053	$85,881	$129,510	2.36%	3.60%
Other interest-bearing deposits	4,775,792	4,087,541	43,850	48,635	1.85%	2.40%
Loans payable	604,144	534,331	3,442	960	1.15%	0.36%
Other borrowed funds	2,943,079	3,609,918	54,380	64,568	3.73%	3.61%
FHLB advances	965,269	1,496,949	15,281	16,609	3.19%	2.24%
Total interest-bearing liabilities (6)	$16,619,030	$16,983,792	$202,834	$260,282	2.46%	3.09%
Net interest income			$251,383	$274,962
Interest rate spread					2.41%	2.53%
Net interest margin					2.70%	2.89%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $5.6 million and $5.5 million for the six-month period ended June 30, 2010 and 2009, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 - Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands)	2010	2010	2009	2010	2009

Other service charges on loans	$1,486	$1,756	$1,523	$3,242	$3,052
Service charges on deposit accounts	3,501	3,468	3,327	6,969	6,492
Mortgage banking activities	2,140	2,500	2,373	4,640	3,179
Rental income	-	-	407	-	856
Insurance income	2,146	2,275	2,229	4,421	4,599
Other operating income	6,015	4,563	4,312	10,578	8,596

Non-interest income before net gain on investments	15,288	14,562	14,171	29,850	26,774

Gain on VISA shares	-	10,668	-	10,668	-
Net gain on sale of investments	24,240	20,696	10,305	44,936	28,143
OTTI on equity securities	(3)	(600)	-	(603)	(388)
OTTI on debt securities	-	-	(1,061)	-	(1,061)
Net gain on investments	24,237	30,764	9,244	55,001	26,694

	$39,525	$45,326	$23,415	$84,851	$53,468

Table 5 - Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands)	2010	2010	2009	2010	2009

Employees' compensation and benefits	$30,958	$31,728	$34,472	$62,686	$68,714
Occupancy and equipment	14,451	14,851	17,448	29,302	32,222
Deposit insurance premium	15,369	16,653	14,895	32,022	19,775
Other taxes, insurance and supervisory fees	5,054	5,686	5,744	10,740	11,537
Professional fees - recurring	4,697	4,529	3,138	9,226	5,961
Professional fees - non-recurring	907	758	204	1,665	567
Servicing and processing fees	2,555	2,008	2,246	4,563	4,558
Business promotion	3,340	2,205	3,836	5,545	6,952
Communications	1,828	2,114	2,018	3,942	4,145
Net loss on REO operations	10,816	3,693	6,626	14,509	12,001
Other	8,636	7,137	5,361	15,773	14,084
Total	$98,611	$91,362	$95,988	$189,973	$180,516

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
Balance Sheet Data:
Loans and loans held for sale	$12,603,738	$13,293,494	$13,949,226	$13,135,710
Allowance for loan and lease losses	604,304	575,303	528,120	407,746
Money market and investment securities	4,580,099	4,760,247	4,866,617	6,368,167
Intangible assets	43,401	44,032	44,698	46,228
Deferred tax asset, net	97,155	104,457	109,197	217,843
Total assets	18,116,023	18,850,964	19,628,448	20,012,887
Deposits	12,727,575	12,878,234	12,669,047	12,035,427
Borrowings	3,780,896	4,320,712	5,214,147	5,846,879
Total preferred equity	930,830	929,660	928,508	926,259
Total common equity	444,148	535,935	644,062	868,045

Accumulated other comprehensive income, net of tax	63,311	22,948	26,493	46,382
Total equity	1,438,289	1,488,543	1,599,063	1,840,686

Table 7 - Consolidated Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009

Residential mortgage loans	$3,582,793	$3,598,569	$3,616,283	$3,654,435

Commercial loans:
Construction loans	1,310,065	1,457,027	1,492,589	1,580,207
Commercial mortgage loans	1,665,551	1,649,289	1,693,424	1,669,602
Commercial and Industrial loans (1)	3,931,991	4,421,596	4,927,304	3,897,637
Loans to local financial institutions collateralized by real estate mortgages	304,170	314,628	321,522	336,300
Commercial loans	7,211,777	7,842,540	8,434,839	7,483,746

Finance leases	299,060	309,275	318,504	341,119

Consumer loans	1,510,108	1,543,110	1,579,600	1,656,410
Total loans	$12,603,738	$13,293,494	$13,949,226	$13,135,710

1 - As of June 30, 2010, includes $1.5 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 8 - Loan Portfolio by Geography

(In thousands)	As of June 30, 2010
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,790,906	$442,275	$349,612	$3,582,793

Commercial loans:
Construction loans (1)	923,015	195,511	191,539	1,310,065
Commercial mortgage loans	1,130,552	69,313	465,686	1,665,551
Commercial and Industrial loans	3,615,063	286,073	30,855	3,931,991
Loans to a local financial institution collateralized by real estate mortgages	304,170	-	-	304,170
Commercial loans	5,972,800	550,897	688,080	7,211,777

Finance leases	299,060	-	-	299,060

Consumer loans	1,393,973	84,319	31,816	1,510,108
Total loans	$10,456,739	$1,077,491	$1,069,508	$12,603,738

1 - Construction loans of Florida operations include approximately $53.3 million of condo-conversion loans.

Table 9 - Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
Non-performing loans:
Residential mortgage	$448,079	$446,676	441,642	399,844
Commercial mortgage	200,033	230,468	196,535	134,627
Commercial and Industrial	233,201	228,113	241,316	84,782
Construction	621,387	685,415	634,329	506,642
Finance leases	4,394	4,735	5,207	5,474
Consumer	43,571	43,937	44,834	39,979
Total non-performing loans	1,550,665	1,639,344	1,563,863	1,171,348

REO	72,358	73,444	69,304	58,064
Other repossessed property	13,383	12,464	12,898	12,732
Investment securities (1)	64,543	64,543	64,543	64,543
Total non-performing assets	$1,700,949	$1,789,795	$1,710,608	$1,306,687

Past due loans 90 days and still accruing	$187,659	$189,647	$165,936	$190,399
Allowance for loan and lease losses	$604,304	$575,303	$528,120	$407,746
Allowance to total non-performing loans	38.97%	35.09%	33.77%	34.81%
Allowance to total non-performing loans, excluding residential real estate loans	54.81%	48.24%	47.06%	52.85%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10 - Non-Performing Assets by Geography

(Dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009
Puerto Rico:
Non-performing loans:
Residential mortgage	$383,780	$386,517	$376,018	$342,501
Commercial mortgage	136,941	148,173	128,001	75,367
Commercial and Industrial	224,156	219,196	229,039	81,955
Construction	459,805	455,919	385,259	156,112
Finance leases	4,394	4,735	5,207	5,474
Consumer	40,492	40,504	40,132	35,696
Total non-performing loans	1,249,568	1,255,044	1,163,656	697,105

REO	55,841	50,470	49,337	40,164
Other repossessed property	13,117	11,921	12,634	12,261
Investment securities	64,543	64,543	64,543	64,543
Total non-performing assets	$1,383,069	$1,381,978	$1,290,170	$814,073
Past due loans 90 days and still accruing	$143,405	$180,399	$128,016	$185,132

Virgin Islands:
Non-performing loans:
Residential mortgage	$11,278	$10,726	$9,063	$7,381
Commercial mortgage	8,153	11,726	11,727	4,129
Commercial and Industrial	5,576	4,650	8,300	594
Construction	4,929	2,886	2,796	2,052
Consumer	1,417	1,706	3,540	3,296
Total non-performing loans	31,353	31,694	35,426	17,452

REO	1,019	470	470	599
Other repossessed property	219	330	221	400
Total non-performing assets	$32,591	$32,494	$36,117	$18,451
Past due loans 90 days and still accruing	$44,254	$8,689	$23,876	$3,346

Florida:
Non-performing loans:
Residential mortgage	$53,021	$49,433	$56,561	$49,962
Commercial mortgage	54,939	70,569	56,807	55,131
Commercial and Industrial	3,469	4,267	3,977	2,233
Construction	156,653	226,610	246,274	348,478
Consumer	1,662	1,727	1,162	987
Total non-performing loans	269,744	352,606	364,781	456,791

REO	15,498	22,504	19,497	17,301
Other repossessed property	47	213	43	71
Total non-performing assets	$285,289	$375,323	$384,321	$474,163
Past due loans 90 days and still accruing	$-	$559	$14,044	$1,921

Table 11 – Net Charge-Offs to Average Loans

	Six-Month
	Period Ended	Year ended
	June 30,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006

Residential mortgage	1.74%	0.82%	0.19%	0.03%	0.04%

Commercial mortgage	4.71%	1.64%	0.27%	0.10%	0.00%

Commercial and Industrial	2.05%	0.72%	0.59%	0.26%	0.06%

Construction	13.17%	11.54%	0.52%	0.26%	0.00%

Consumer and finance leases	2.94%	3.05%	3.19%	3.48%	2.90%

Total loans	3.63%	2.48%	0.87%	0.79%	0.55%

CONTACT:
First BanCorp
Alan Cohen, 787-729-8256
Senior Vice President,
Marketing and Public Relations
alan.cohen@firstbankpr.com